Exhibit 3.1

GETTY REALTY CORP.

ARTICLES SUPPLEMENTARY

GETTY REALTY CORP., a Maryland corporation, having its principal office in Jericho, New York (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article VI of the Articles of Incorporation, as amended, of the Corporation (the “Charter”), and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law, the Board has, by duly adopted resolutions, reclassified and designated 10,000,000 shares of authorized but unissued preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), into 10,000,000 shares of authorized but unissued common stock of the Corporation, par value $0.01 per share (the “Common Stock”).

SECOND:  The terms of the Common Stock as set by the Board, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, are the same, in all respects, as those terms of the Common Stock set forth in the Corporation’s Charter.

THIRD:  The aggregate number of shares of stock of all classes that the Corporation had authority to issue immediately prior to the reclassification was 70,000,000.  The aggregate number of shares of stock of all classes that the Corporation has authority to issue immediately after the reclassification is 70,000,000.   The aggregate par value of all authorized shares of stock having par value is $700,000.  The reclassification increases the number of shares classified as Common Stock from 50,000,000 shares immediately prior to the reclassification to 60,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock from 20,000,000 shares immediately prior to the reclassification to 10,000,000 shares immediately after the reclassification.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the act and deed of the Corporation, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, GETTY REALTY CORP. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 25th day of October, 2017.

WITNESS:GETTY REALTY CORP.

/s/ Joshua DickerBy: /s/ Christopher J. Constant

Joshua Dicker, Executive Vice President, Christopher J. Constant, President and

General Counsel and SecretaryChief Executive Officer

[Signature Page to Articles Supplementary]